Exhibit 99.1
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FOR IMMEDIATE RELEASE
Contact:
Tom Daly
Hydrogen Engine Center
515-295-3178 X181
tdaly@hydrogenenginecenter.com
www.hydrogenenginecenter.com

        Hydrogen Engine Center Hires Industry Expert To Head Engine Sales

Algona, IA, February 23, 2006 - Hydrogen Engine Center, Inc. (HEC), (OTCBB; HYEG.OB) announced today that it has appointed engine industry expert, Joe Lewis, as its Vice President of Engine Sales. Joe will be responsible for all engine sales and will manage the HEC engine distributor network. He comes to HEC from a similar position.

"Joe's 25 years of engine experience will be invaluable in helping us grow HEC's sales" said Mike Schiltz, Vice President of Engine Operations. "We were looking for a leader in sales who could blaze the trail for hydrogen and alternative fuel engines, and are excited to have found a professional with such a rich business development and engine background as Joe."

Prior to his last position, Mr. Lewis had owned a parts supply and distribution company with international reach, and has an excellent understanding of domestic and international logistics. His familiarity with international customs of business is expected to be of considerable help to the company, which sees the potential for its engines being used worldwide.

About Hydrogen Engine Center Inc.
Hydrogen Engine Center Inc. designs, develops and manufactures internal combustion engines for the industrial and power generation markets. HEC engines are designed to use hydrogen, but may be configured to use gasoline or other alternative fuels. The President and Chairman of the Board of Hydrogen Engine Center Inc. is Ted Hollinger. Mr. Hollinger was formerly Director of Power Conversion for the Ecostar Division of Ford Motor Company and formerly Power Conversion Group Vice President of Ballard Power Systems, responsible for development of hydrogen engine gensets. The Company (HYEG.OB) is located at 602 East Fair Street, Algona, IA 50511.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

For Press Contact:                        For Technical Content:
Tom Daly                                  Mike Schiltz
HEC Corporate Communications              VP Operations
515-295-3178  X181                        515-295-3178
tdaly@hydrogenenginecenter.com            thollinger@hydrogeneneginecenter.com

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